As filed with the Securities and Exchange Commission on February 14, 1994
                                                      Registration No. 33-



                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 Form S-8
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933

                        BETHLEHEM STEEL CORPORATION
          (Exact name of Registrant as specified in its charter)

          Delaware                                   24-0526133
     (State or other jurisdiction of              (I.R.S. Employer
     incorporation or organization)              Identification No.)

                            1170 Eighth Avenue
                    Bethlehem, Pennsylvania 18016-7699
                              (610) 694-2424
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              LUMP SUM BONUS
                         (Full title of the plan)

                         G. PENN HOLSENBECK, ESQ.
                        Bethlehem Steel Corporation
                             1960 Martin Tower
                            1170 Eighth Avenue
                         Bethlehem, PA  18016-7699
                              (610) 694-7430
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                      CALCULATION OF REGISTRATION FEE

                                   Proposed       Proposed
 Title of                          maximum        maximum
securities         Amount          offering       aggregate     Amount of
  to be            to be            price         offering     registration
registered         registered      per unit(1)     price(1)       fee
Common Stock       350,000 shares   $23.3125      $8,159,375    $2,814
Preference Stock   350,000 rights      N/A            N/A         N/A
Purchase Rights(2)

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933 on the basis of the high and low prices ($23.3125 per share) of the Registrant's Common Stock on the New York Stock Exchange Composite Tape on February 9, 1994.

(2) Rights are evidenced by certificates for shares of the Common Stock and automatically trade with such Common Stock. The value attributable to such Rights, if any, is reflected in the market price of the Common Stock.
                                 PART II
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

   The following documents heretofore filed with the Commission by Bethlehem (File No. 1-1941) are incorporated by reference in this Prospectus:

1. Bethlehem's Annual Report on Form 10-K for year ended December 31, 1992.
2. Amendment No. 2 on Form 10-K/A to Bethlehem's Annual Report on Form 10-K for the year ended December 31, 1992.
3. Bethlehem's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993.
4. Bethlehem's Current Report on Form 8-K dated March 5, 1993.
5. The description of Bethlehem's Common Stock set forth in Article Fourth of Bethlehem's Restated Certificate of Incorporation.
6. Bethlehem's Registration Statement on Form 8-A dated October 4, 1988, relating to Bethlehem's Preference Stock Purchase Rights.

     All documents filed by Bethlehem pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the Lump Sum Bonus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the shares of Common Stock to be issued pursuant to the Lump Sum Bonus will be passed upon for Bethlehem by G. P. Holsenbeck, Esq., Deputy General Counsel of Bethlehem. Mr. Holsenbeck is paid a salary by Bethlehem and participates in various employee benefit plans offered to officers and employees of Bethlehem generally.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and permits a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.
     Article IX of Bethlehem's By-laws requires Bethlehem to indemnify its directors and officers to the maximum extent permitted by the General Corporation Law of the State of Delaware. Article Eighth of Bethlehem's Restated Certificate also provides that Bethlehem may indemnify and advance expenses to its directors, officers, employees or agents to the fullest extent permitted by applicable law.

     Bethlehem has entered into individual Indemnification Assurance Agreements with each of its directors and executive officers pursuant to which Bethlehem has agreed to indemnify each of its directors and executive officers to the full extent provided by applicable law and the By-laws of Bethlehem as currently in effect. In addition, Bethlehem has established in connection with its indemnification policy an irrevocable letter of credit in an aggregate amount of $5 million to assure payment to each director and executive officer of any amounts to which they may become entitled as indemnification pursuant to the By- laws in the event that, for any reason, Bethlehem shall not pay to them any such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Bethlehem pursuant to the foregoing provisions, Bethlehem has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and therefore unenforceable.

     Bethlehem maintains insurance policies insuring its directors and officers against certain losses incurred by them as a result of claims based upon their actions or statements (including omissions to act or to make statements) as directors and officers. The aggregate amount payable for individual directors and officers under such policies in any policy year is limited to $75 million. After certain deductibles, Bethlehem is entitled to reimbursement of up to $50 million under such policies in connection with its indemnification of directors and officers.

     Bethlehem also maintains an insurance policy insuring those individuals who are fiduciaries, as defined by the Employee Retirement Income Security Act of 1974, under certain employee benefit plans of Bethlehem and its subsidiaries against certain losses incurred by them as a result of claims based on their responsibilities, obligations and duties under such Act. This fiduciary policy is subject to certain deductibles and has an annual aggregate limit of $30 million.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, or (iv) for any transaction from which the director receives an improper personal benefit. Bethlehem's Restated Certificate includes such a provision in Article Ninth thereof.

Item 7.  Exemption from Registration Claimed.

     Not applicable.



Item 8.  Exhibits.

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.


Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethlehem and Commonwealth of Pennsylvania, on this 14th day of February, 1994.

                                   BETHLEHEM STEEL CORPORATION
                                       Registrant


                                   By             /s/ Curtis H. Barnette
                                                  ----------------------
                                                      Curtis H. Barnette
                                         Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signatures              Title                     Date
         ----------              -----                     ----
/s/ Curtis H. Barnette           Director, Chairman and    February 14, 1994
    ------------------           Chief Executive Officer
    Curtis H. Barnette           (principal executive
                                  officer)

/s/ Gary L. Millenbruch          Director, Executive Vice  February 14, 1994
    -------------------          President (principal
    Gary L. Millenbruch          financial officer)


 /s/ Lonnie A. Arnett            Vice President and        February 14, 1994
     ----------------            Controller (principal
     Lonnie A. Arnett            accounting officer)


          *                      Director                  February 14, 1994
     ---------------------
     Benjamin R. Civiletti


          *                      Director                  February 14, 1994
     ---------------
     Worley H. Clark


          *                      Director                  February 14, 1994
     ----------------------
     Herman E. Collier, Jr.


          *                      Director                  February 14, 1994
     --------------
     John B. Curcio

         Signatures               Title                      Date
         ----------               -----                      ----

          *                       Director                   February 14, 1994
    --------------------
    William C. Hittinger


          *                       Director                   February 14, 1994
    ----------------
    Thomas L. Holton


          *                       Director                   February 14, 1994
    --------------
    Harry P. Kamen


          *                       Director                   February 14, 1994
    -----------------
    Winthrop Knowlton


          *                       Director                   February 14, 1994
    ----------------------
    Robert McClements, Jr.


           *                      Director                   February 14, 1994
    --------------
    Roger P. Penny


           *                      Director                   February 14, 1994
    ---------------
    Dean P. Phypers


           *                      Director                   February 14, 1994
    ----------------
    William A. Pogue


           *                      Director                   February 14, 1994
    --------------
    John F. Ruffle


  *By   /s/ Lonnie A. Arnett
            ----------------
            Lonnie A. Arnett
            (Attorney-in-Fact)


                                 EXHIBIT INDEX
                                 -------------

Exhibit                                                     Page
Number                       Description                   Number
- -------                      -----------                   ------

4(a) Restated Certificate of Incorporation, as corrected by the Certificate of Correction relating thereto (Incorporated by reference from Exhibit 28 to Bethlehem's quarterly report on Form 10-Q for the quarter ended June 30, 1988).

4(b) By-laws of Bethlehem Steel Corporation, as amended October 1, 1988 (Incorporated by reference from Exhibit 3 to Bethlehem's quarterly report on Form 10-Q for the quarter ended September 30, 1988)

4(c) Rights Agreement, dated as of September 28, 1988, between Bethlehem Steel Corporation and Morgan Shareholder Services Trust Company (Incorporated by reference from Exhibit 1,2 to Bethlehem's Application for Registration of Certain Classes of Securities on Form 8-A)

4(d) Certificate of Voting Powers, Designation, Preferences and Relative, Participating, Optional or Other Special Rights, and the Qualifications, Limitations and Restrictions Thereof, of the Employee Stock Ownership Plan Convertible Preference Stock, Series B, of Bethlehem Steel Corporation (Incorporated by reference from
         Exhibit 4 to Bethlehem's quarterly report on Form 10-Q for the quarter ended March 31, 1991)

4(e) Certificate of Voting Powers, Designation, Preferences and Relative, Participating, Optional or Other Special Rights, and the Qualifications, Limitations and Restrictions Thereof, of the $3.50 Cumulative Convertible Preferred Stock (Par Value $1 Per Share) of Bethlehem Steel Corporation, as amended and supplemented by the Certificate of increase relating thereto (Incorporated by reference from Exhibit 4 (c) to Bethlehem's Annual Report on Form 10-K for the fiscal year ended December 31, 1992)

4(f)     Form of Common Stock Certificate (Incorporated by reference from
         Exhibit 4(e) to Bethlehem's Registration Statement on Form S-3 (No. 33-48697))

5        Opinion of G. P. Holsenbeck, Esq.

23(a)    Consent of G. P. Holsenbeck, Esq. (included in Exhibit 5)

23(b)    Consent of Price Waterhouse

25       Powers of Attorney

                                                                 Exhibit 5

                        Bethlehem Steel Corporation

                                                          February 14, 1994

Board of Directors
Bethlehem Steel Corporation
Bethlehem, PA  18016-7699

     I am Deputy General Counsel of Bethlehem Steel Corporation, a Delaware corporation ("Bethlehem"). In that capacity, I have reviewed the Registration Statement on Form S-8 (the "Registration Statement") filed by Bethlehem with the Securities and Exchange Commission on the date of this opinion with respect to 350,000 shares of Bethlehem Common Stock, par value $1 per share ("Common Stock"), to be issued to certain employees who are represented by the United Steelworkers of America ("USWA") and who are eligible to receive a lump sum bonus payable in cash or in shares of Common Stock (at the employee's election) in March 1994 and March 1995 pursuant to the 1993 labor agreement between the USWA and Bethlehem. As Deputy General Counsel, I am familiar with Bethlehem's Restated Certificate of Incorporation and its By-Laws, as amended. I have also examined such other documents, corporate records and instruments as I have deemed necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, I am of the opinion that any shares of Common Stock which are issued to employees in payment of the lump sum bonus will be validly issued, fully paid and non-assessable upon issuance of the certificates representing such shares.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commision as Exhibit 5 to the Registration Statement.

                                   Very truly yours,



                                   /s/ G. P. Holsenbeck
                                       ----------------
                                       G.P. Holsenbeck
                                       Deputy General Counsel

                                                            Exhibit 23(b)



                    CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 (Registration Statement) of our report dated January 27, 1993, which appears on page 29 of the 1992 Annual Report to Stockholders of Bethlehem Steel Corporation, which is incorporated by reference in the Bethlehem Steel Corporation's Annual Report on Form 10-K for the year ended December 31, 1992, as amended. Such report relates to financial statements which have not been restated for the retroactive effect of the 1993 change in the method of accounting for the cost of inventories. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page F-1 of such Annual Report on Form 10-K.





/s/ Price Waterhouse
    ----------------
    Price Waterhouse

1177 Avenue of the Americas
New York, NY  10036
February 14, 1994

                                                                 Exhibit 25


                             POWER OF ATTORNEY


          KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of Bethlehem Steel Corporation, a Delaware corporation ("Bethlehem"), hereby constitutes and appoints Curtis H. Barnette, Gary L. Millenbruch and Lonnie A. Arnett, and each of them, with full power to act without the others, as his true and lawful attorney-in-fact and agent, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8 for the registration under the Securities Act of 1933, as amended, of shares of Common Stock of Bethlehem, par value one dollar ($1) per share, to be issued pursuant to a lump-sum bonus payable to certain employees of Bethlehem who are represented by the United Steelworkers of America ("USWA"), pursuant to the 1993 Basic Labor Agreement between Bethlehem and the USWA, and any and all amendments thereto, with power where appropriate to affix the corporate seal of Bethlehem thereto and to attest said seal, and to file, or cause to be filed, said Registration Statement and each such amendment with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

          IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the 14th day of February, 1994.


/s/ Curtis H. Barnette            /s/ Gary L. Millenbruch
    ------------------                -------------------
    Curtis H. Barnette                Gary L. Millenbruch
    Chairman, Chief Executive Officer Executive Vice President
    (principal executive officer)     (principal financial officer)
    and Director                      and Director


/s/ L. A. Arnett                  /s/ Harry P. Kamen
    ------------                      --------------
    Lonnie A. Arnett                  Harry P. Kamen, Director
    Vice President and Controller
    (principal accounting officer)


/s/ Benjamin R. Civiletti         /s/ Winthrop Knowlton
    ---------------------             -----------------
    Benjamin R. Civiletti, Director   Winthrop Knowlton, Director


/s/ Worley H. Clark               /s/ Robert McClements, Jr.
    ---------------                   ----------------------
    Worley H. Clark, Director         Robert McClements, Director


/s/ Herman E. Collier, Jr.        /s/ Roger P. Penny
    ----------------------            --------------
    Herman E. Collier, Jr., Director  Roger P. Penny, Director


/s/ John B. Curcio                /s/ Dean P. Phypers
    --------------                    ---------------
    John B. Curcio, Director          Dean P. Phypers, Director


/s/ William C. Hittinger          /s/ William A. Pogue
    --------------------              ----------------
    William C. Hittinger, Director    William A. Pogue, Director


/s/ Thomas L. Holton              /s/ John F. Ruffle
    ----------------                  --------------
    Thomas L. Holton, Director        John F. Ruffle, Director